Exhibit 10. 8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 15th day of November 2018, by and between Harvest Enterprises, Inc., a Delaware corporation (the “Company”), and Jason Vedadi (the “Executive”), effective as of November 15, 2018 (the “Effective Date”).

WHEREAS, the Executive is currently the Executive Chairman of the Company; and

WHEREAS, the Company desires to continue to engage the Executive in such position and the Executive desires to be so engaged in such position, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1. Employment. Subject to the provisions of Section 6, the Company hereby employs the Executive, effective on the Effective Date, and the Executive agrees to accept such employment on the Employment Date upon the terms and conditions hereinafter set forth.

2. Term of Employment. The term of the Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall remain in effect for a period of three (3) years from the Effective Date (the “Term”). The Term shall be renewed automatically for periods of two (2) years (each a “Renewal Term”) commencing at the third anniversary of the Effective Date and on each subsequent anniversary thereafter, unless notice that this Agreement will not be extended is given by either the Executive or the Company not less than one-hundred (180) days prior to the expiration of the Term (as extended by any Renewal Term). The period during which the Executive serves as an employee of the Company in accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the “Term of Employment.”

3. Capacity.

(a) Duties. During the Term of Employment, the Executive shall report directly to the Board of Directors of the Company and (i) shall serve as an executive officer of the Company with the title Executive Chairman (ii) shall remain as a member of the Board of Directors of the Company, subject to continued re-election by the shareholders of the Company, (iii) shall perform such duties and responsibilities as may be reasonably determined by the Board of Directors of the Company consistent with the Executive’s title and position, provided that such duties and responsibilities shall be within the general area of the Executive’s experience and skills, and (iv) upon the request of the Board of Directors of the Company, shall serve as an officer and/or director of any of the Company’s subsidiaries or affiliates (provided that the Company shall indemnify the Executive for liabilities incurred as such in accordance with its current practices to the fullest extent permitted by applicable law). The Executive shall perform his duties and responsibilities for the Company at its corporate headquarters in Tempe, Arizona.

(b) Extent of Service. The Executive agrees to diligently serve the interests of the Company and shall devote substantially all of his working time, attention, skill and energies to the advancement of the interests of the Company and its subsidiaries and affiliates and the performance of his duties and responsibilities hereunder; provided that nothing in this Agreement shall be construed as preventing the Executive from (i) investing the Executive’s assets in any entity in a manner not prohibited by Section 7 and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the entities in which such investments are made, (ii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement, (iii) serving as a director of such additional companies as to which the Board of Directors may consent, such consent not to be unreasonably withheld or delayed, provided that the Executive’s service as a director for such company(ies) does not impair the Executive’s ability to fulfill his duties and responsibilities under this Agreement, or (iv) performing services, as required, for Toro Verde.

4. Compensation.

(a) Salary. During the Term of Employment, the Company shall pay the Executive a salary (the “Base Salary’’) at an annual rate as shall be determined from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors consistent with the general policies and practices of the Company and subject to periodic review in accordance with the policies and practices of the Company; provided, however, that in no event shall such rate per annum be less than $500,000. Such salary shall be subject to up to a 50% increase at the beginning of each calendar year starting January 1, 2019. The salary shall also be subject to withholding under applicable law and shall be payable in periodic installments in accordance with the Company’s usual practice for its senior executives, as in effect from time to time.

(b) Bonus. Annually, the Company shall review the performance of the Company and of the Executive during the prior year, and the Company may provide the Executive with additional compensation as a bonus in accordance with any bonus plan then in effect from time to time for senior executives of the Company. Any such bonus plan shall have such performance metrics as determined by the Board of Directors of the Company or the Compensation Committee of the Board of Directors during the annual planning process. The Executive’s potential bonus shall be 300% of his Base Salary at target performance, 100% of his Base Salary at threshold performance and 500% of his Base Salary at superior performance. Any bonuses earned for a calendar year shall be paid between January 1 and March 15 of the following calendar year.

(c) Equity Grants. Executive shall participate in Company’s Stock Option Plan when adopted by the Company.

5. Benefits.

(a) Regular Benefits. During the Term of Employment, the Executive shall be entitled to participate in any and all medical, dental, pension and life insurance plans, disability income plans and other employee benefit plans as in effect from time to time for senior executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board of Directors of the Company or the administrative or other committee provided for in, or contemplated by, such plan. Compliance with this Section 5(a) shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any subsidiary or affiliate of the Company with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

2

(b) Share Price Bonus. Executive shall receive a $5,000,000 bonus, payable in stock or cash at the Company’s sole discretion, if the Company’s share price reaches $20 and averages that price or above that price for thirty consecutive days. If the Company’s share price reaches $40 and averages that price or above that price for thirty consecutive days, Company shall pay Employee a bonus of$10,000,000, payable in stock or cash at the Company’s sole discretion.

(c) Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term of Employment in accordance with the Company’s practices for senior executives of the Company, as in effect from time to time. In addition, the Company agrees to pay or reimburse the Executive for the legal fees of his attorneys (Sills Cummis & Gross, P.C.) in connection with the negotiation and documentation of this Agreement and related matters, up to an aggregate amount of $15,000.

(d) Vacation. During the Term of Employment, the Executive shall receive at least five (5) weeks paid vacation annually or such greater amount as is in accordance with the Company’s practices for senior executives of the Company, as in effect from time to time.

6. Termination of Employment. Notwithstanding the provisions of Section 2, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by his death as provided in Section 6(c), the date of his death; (ii) if the Executive’s employment is terminated due to his permanent disability as provided in Section 6(c), the date on which notice of termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 6(e) or Section 6(g), sixty (60) days after the date on which notice of termination is given; and (iv) if the Executive’s employment is terminated under Section 6(f) or for Good Reason under Section 6(g), the date on which the applicable cure period expires.

(a) Mutual Consent. The Executive’s employment under this Agreement may be terminated at any time by the mutual consent of the Executive and the Company on such terms as both parties shall mutually agree.

(b) Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated by the Company for Cause at any time upon written notice to the Executive without further liability on the part of the Company. For purposes of this Agreement, a termination shall be for Cause if:

(i) the Executive shall commit an act of willful or intentional fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or shall be convicted by a court of competent jurisdiction or shall plead guilty or nolo contendere to any felony or any crime involving moral turpitude;

3

(ii) the Executive shall commit a material breach of any of the covenants, terms or provisions of Section 7, 8 or 9 hereof which breach has not been cured within fifteen (15) days after delivery to the Executive by the Company of written notice thereof;

(iii) the Executive shall commit a material breach of any of the covenants, terms or provisions hereof (other than pursuant to Section 7, 8 or 9 hereof) which breach has not been remedied within thirty (30) days after delivery to the Executive by the Company of written notice thereof; or

(iv) the Executive shall have disobeyed reasonable written instructions from the Company’s Board of Directors, Compensation Committee or other appropriate governing committee which are consistent with the terms and conditions of this Agreement or shall have deliberately, willfully, substantially and continuously failed to perform the Executive’s duties hereunder, after written notice and under circumstances effectively constituting a voluntary resignation of the Executive’s position with the Company.

Upon termination for Cause as provided in this Section 6(b), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary through the Date of Termination. The Company shall have any and all rights and remedies under this Agreement and applicable law.

(c) Death; Disability. The Executive’s employment under this Agreement may be terminated by the Company upon the earlier of death or permanent disability (as defined below) of the Executive continuing for a period of one hundred eighty (180) days. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to (i) earned but unpaid Base Salary through the Date of Termination, (ii) bonus payments with respect to the calendar year within which such termination occurred on the basis of and to the extent contemplated in any bonus plan then in effect with respect to senior executive officers of the Company, pro-rated on the basis of the number of days of the Executive’s actual employment hereunder during such calendar year through the Date of Termination, and (iii) in the case of permanent disability, continuation at the Company’s expense of health insurance benefits (medical and dental) until the first anniversary of the Date of Termination to the extent permitted under the Company’s group health insurance policy. As used herein, the term “permanent disability” or “permanently disabled” means the inability of the Executive, by reason of injury, illness or other similar cause, after reasonable accommodation by the Company, to perform his duties and responsibilities in connection with the conduct of the business and affairs of the Company. The Company shall provide written notice to the Executive of the termination of his employment hereunder due to permanent disability. Should a dispute occur concerning the Executive’s mental or physical capacity as described in this Section 6(c), a doctor selected by the Executive and a doctor selected by the Company shall be entitled to examine the Executive. If the opinion of the Company’s doctor and the Executive’s doctor conflict, the Company’s doctor and the Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding. This Section 6(c) shall survive the termination of this Agreement for any reason.

4

(d) Voluntary Termination by the Executive. At any time during the Term of Employment, the Executive may terminate his employment under this Agreement upon sixty (60) days’ prior written notice to the Company. Upon termination by the Executive as provided in this Section 6(d), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary through the Date of Termination.

(e) Termination by the Company Without Cause. The Executive’s employment under this Agreement may be terminated by the Company at any time without Cause by the Company upon sixty (60) days’ prior written notice to the Executive. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 6(b) and is not a termination on account of death or disability under Section 6(c) shall be deemed a termination without Cause. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and bonus under Section 4. In addition, subject to the Executive signing a separation agreement containing, among other things, a general release of claims, confidentiality, non-disparagement and return of property, substantially in the form of Exhibit A attached hereto (the “Release”) and the Release becoming irrevocable under applicable law, the Company shall continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of three (3) years from the Date of Termination. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each monthly payment shall be considered a separate payment. The Company shall also pay 100% of the costs to provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twenty four (24) months from the Date of Termination to the extent permitted under the Company’s group health insurance policy.

(f) Termination by the Executive upon Company Breach. The Executive shall have the right to terminate his employment hereunder upon written notice to the Company in the event of (i) a change in the Executive’s title or reporting directly to the Company’s Board of Directors, or a material diminution in the nature or scope of the powers, duties or responsibilities of the Executive or (ii) a breach by the Company of any of its material obligations hereunder, in each case after the Executive has given written notice to the Company specifying such default by the Company within one hundred twenty (120) days of the occurrence of the default and giving the Company a reasonable time, not less than thirty (30) days, to conform its performance to its obligations hereunder. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and bonus under Section 4. In addition, subject to the Executive signing the Release and the Release becoming irrevocable under applicable law, the Company shall continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of two (2) years from the Date of Termination. For purposes of Section 409A of the Code, each monthly payment shall be considered a separate payment. The Company shall also pay 100% of the costs to provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twenty four (24) months from the Date of Termination to the extent permitted under the Company’s group health insurance policy.

5

(g) Termination Pursuant to a Change of Control. If there is a Change of Control, as defined below, during the Term of Employment, the provisions of this Section 6(g) shall apply and shall continue to apply throughout the remainder of the Term (as extended by any Renewal Term). If, within two (2) years following a Change of Control, the Executive’s employment is terminated by the Company without Cause (in accordance with Section 6(e) above) or by the Executive for “Good Reason” (as defined in Section 6(g)(ii) below), in lieu of any severance and other benefits payable under Section 6(e) or Section 6(f), subject to the Executive signing the Release and the Release becoming irrevocable under applicable law, (i) the Executive will become fully vested in any outstanding stock options, Restricted Stock or other stock grants awarded and become fully vested in all Company contributions made to the Executive’s 40I(k), Profit Sharing or other retirement account(s), (ii) the Company shall pay to the Executive a lump sum equal to the Executive’s pro rata target cash bonus for the year in which the termination occurred (as such may be set forth in the Company’s bonus plan for such year and calculated assuming target achievement of corporate and personal goals), such pro rata amount to be determined based on the actual date of the termination, (iii) the Company shall pay to the Executive (or the Executive’s estate, if applicable) a lump sum amount equal to five (5) times the sum of (x) the Executive’s Base Salary at the rate then in effect pursuant to Section 4(a), plus (y) an amount equal to the Executive’s cash bonuses, if any, received in respect of the two (2) years immediately preceding the year of termination pursuant to Section 4(b) (which amount shall be annualized in the case where such bonuses were received for fewer than two (2) years) on the first payroll date that occurs thirty (30) days after the Date of Termination. Notwithstanding the foregoing, to the extent the cash severance payment to the Executive is considered deferred compensation subject to Section 409A of the Code and if the Change of Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, such cash severance shall be payable in installments over the same period as provided in Section 6(e). The Company shall also pay 100% of the costs to provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twenty four (24) months from the Date of Termination.

(i) “Change of Control” shall mean the occurrence of any one of the following events: (A) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (B) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (C) the sale of all or substantially all of the Stock of the Company to an unrelated person or entity.

(ii) “Good Reason” shall mean the occurrence of any of the following:

(A) a change of the Executive’s title or reporting directly to the Company’s Board of Directors, or a material diminution in the nature or scope of the powers, duties or responsibilities of the Executive;

6

(B) a breach by the Company of any of its material obligations hereunder; or

(C) the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than twenty-five (25) miles from such offices, which relocation is not approved by the Executive.

(iii) The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 6(g)(ii) within one hundred twenty (120) days of the occurrence of the event and shall not be entitled to compensation pursuant to this Section 6(g) unless the Company fails to cure within a reasonable period of not less than thirty (30) days.

(h) Additional Limitation. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full amount of Severance Payments.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

For the purposes of this Section 6(h) “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Section 280G (b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

The determination as to which of the alternative provisions of this Section 6(h) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of this Section 6(h) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7

(i) No Mitigation. Without regard to the reason for the termination of the Executive’s employment hereunder, the Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event the Executive is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.

(j) Section 409A.

(i) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the prime rate reported by The Wall Street Journal as of the date of separation from service, from such date of separation from service until the payment.

(ii) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(iii) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section l.409A-l(h).

8

(iv) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(k) Rights of Executive. Notwithstanding anything to the contrary set forth in this Agreement, upon the termination of the employment of the Executive with the Company for any reason (with our without Cause), the Executive shall be entitled to receive and retain (i) his entire vested interest as of the Date of Termination in any 401(k), profit sharing, pension or other benefit plan, (ii) reimbursement under any medical, dental or other insurance plan for any medical expenses incurred prior to the Date of Termination, (iii) payment or reimbursement by the Company of any business expenses incurred by the Executive in accordance with Section S(c) hereof prior to the Date of Termination, (iv) all of his personal property (including pictures and personal effects) at the Company’s offices and (v) all of this rights hereunder and under applicable law with respect to his employment with the Company, except as the same may be released pursuant to the Release.

7. Non-Competition and No Solicitation.

(a) Because the Executive’s services to the Company are special and because the Executive has access to the Company’s confidential information, during employment and for a period of twelve (12) months following the Executive’s termination of employment for any reason, the Executive shall not, without the express written consent of the Company, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any Person (as hereinafter defined) other than the Company and its affiliates primarily engaged in the Designated Industry (as hereinafter defined); provided, however, that nothing herein shall be construed as preventing the Executive from making passive investments in a Person in the Designated Industry or participating with any Person in which Executive has previously participated or invested. Executive agrees to recuse himself from significant Company decisions related to a Person in the Designated Industry in which Executive has an investment or otherwise participates. In such cases, decisions shall be made by disinterested Board Members.

(b) For purposes of this Agreement, the following terms have the following meanings:

“Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization; and

“Designated Industry” means a business that is or plans to develop, grow, manufacture, process, sell and distribute marijuana and marijuana related products.

9

(c) For a period of twelve (12) months following the termination of this Agreement for any reason, the Executive shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity (a) intentionally solicit or otherwise encourage any employee or independent contractor of the Company to terminate his/her relationship with the Company, or (b) recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during the two (2) year period immediately preceding the termination of the Executive’s employment with the Company. This Section 7(c) shall not apply to persons whose employment and/or retention with the Company has been terminated for a period of twelve (12) months or longer. In addition, the foregoing provisions of this Section 7(c) shall not restrict the Executive or any such corporation or entity from (a) engaging in general solicitation efforts not specifically targeted at any such employee or independent contractor of the Company, or (b) hiring any employee of the Company who responds to any such solicitation effort without any other inducement to leave the employ of the Company.

8. Confidentiality. In the course of performing services hereunder and otherwise, the Executive has had, and it is anticipated that the Executive will from time to time have, access to confidential records, data, customer lists, trade secrets, technology and similar confidential information owned or used in the course of business by the Company and its subsidiaries and affiliates (the “Confidential Information”). The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any Person (other than in the regular business of the Company), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) is then generally known to the public, (B) became or becomes generally known to the public through no fault of the Executive, or (C) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon termination of the Executive’s employment with the Company, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Executive’s possession or control, shall be returned to the Company and remain in its possession. This Section 8 shall survive the termination of this Agreement for any reason.

9. Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

10. Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

10

11. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company at the Company’s expense in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11. This Section 11 shall survive the termination of this Agreement for any reason.

12. Specific Performance. It is specifically understood and agreed that any breach of the provisions of this Agreement, including, without limitation, Sections 7 and 8 hereof, by the Executive may result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone may be inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to seek the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages.

13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when transmitted by facsimile and receipt is acknowledged, or (iii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

To the Company:

Harvest Enterprises, Inc.

627 S. 48th Street, Suite 100

Tempe, AZ 85281

Phone: __________________________

Attention: Board of Directors

To the Executive, at the address on file with the Company, with a copy to:

Sills Cummis & Gross P.C.

One Riverfront Plaza Newark, NJ 07102

Attention: Ira A Rosenberg, Esq.

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

11

14. Amendment: Waiver. This Agreement shall not be amended, modified or discharged in whole or in part except by an Agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.

15. Successors and Assigns. This Agreement shall inure to the benefit of successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and may not be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.

17. Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of Arizona.

18. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

12

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HARVEST ENTERPRISES, INC.

By:	/s/ Touraj Jason Vedad
Name:	Touraj Jason Vedadi
Title:	Executive Chairman

EXECUTIVE:

/s/ Steve Gutterman

13